Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141405
PROSPECTUS SUPPLEMENT
DATED SEPTEMBER 28, 2011
TO
PROSPECTUS DATED JUNE 13, 2007

TOWERSTREAM CORPORATION

This Prospectus Supplement, dated September 28, 2011, supplements that certain Prospectus contained in the Registration Statement filed on Form S-3 of Towerstream Corporation (the “Company”) dated June 13, 2007 (the “Prospectus”) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares and a change in custodian listed in such table that the Company is aware of.  The transfer was  a sales transaction between third parties and did not involve the Company.  Both transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).

On June 1, 2011, John Lemak sold to OTA LLC warrants to purchase 102,444 shares of our common stock for an exercise price of $4.50 per share.  OTA LLC paid $94,454 for the warrants.

On June 3, 2011, the warrants held by Ferris Baker Watts, Inc. as a custodian for the benefit of Mark Nicosia’s IRA were assigned to a new custodian, NFS/FMTC.

The table, therefore, is amended as follows in order to (i) update the holdings of John Lemak, (ii)  remove Ferris Baker Watts, Inc. as custodian on Mark Nicosia’s IRA and (iii) to add OTA LLC as a selling stockholder and NFS/FMTC as the new custodian on Mark Nicosia’s IRA as a selling stockholder.

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned(2)
John Lemak	0		0		0	0
Ferris Baker Watts, Inc. Custodian FBO Mark Nicosia IRA	0		0		0	0
OTA LLC (3)	1,375,172	(4)	1,375,172	(4)	0	0
NFS/FMTC IRA FBO Mark E. Nicosia (5)	50,000	(6)	50,000	(6)	0	0

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Act including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Each selling stockholders percentage of ownership is based on 53,384,772 shares of common stock outstanding as of September 27, 2011.

(3)	Ira Leventhal is a control person of OTA LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(4)	Includes 1,375,172 shares of common stock issuable upon the exercise of warrants.

(5)
Mark Nicosia is the administrator of the NFS/FMTC IRA FBO Mark E. Nicosia and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.

(6)	Includes 50,000 shares of common stock issuable upon the exercise of warrants.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Towerstream Corporation at 55 Hammarlund Way, Middletown, Rhode Island 02842.